Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Reports First Quarter Results

HOFFMAN ESTATES, IL--(Marketwire - April 27, 2012) - For the first quarter of 2012, AMCOL International Corporation (NYSE: ACO) generated diluted earnings per share attributable to its shareholders from continuing operations of $0.43 per share versus $0.38 per share in the prior year's quarter. This $0.43 per share is reduced by $0.01 per share for discontinued operations, leading to $0.42 of net income per share attributable to our shareholders.

Net sales increased 8.3% to $235.8 million for the 2012 first quarter, as compared to $217.8 million for the 2011 period. Gross profit increased 12.8% while gross margin increased 110 basis points to 27.6%. Selling, general and administrative expenses increased $4.5 million, or 11.5%; approximately $1.3 million of this increase relates to a bad debt expense in our Oilfield Services segment. Operating profit increased 15.6% with operating profit margins increasing by 60 basis points to 9.1%.

Other income, net includes an expense of $1.8 million in the current quarter to provide for estimated losses on certain non-operating assets. Our effective tax rate for the 2012 quarter was 25.1% and includes $0.5 million of benefits related to non-recurring, discrete items; excluding these benefits, the effective tax rate would have been 28.1%.

"We are pleased with our first quarter results, with revenue growth of 8.3% and an increase in EPS from continuing operations of 13.2% as compared to the first quarter of 2011," said Ryan McKendrick, AMCOL President and Chief Executive Officer.

"Our Minerals and Materials segment generated 7.4% revenue growth vs. prior year Q1 with continued gross margin improvement. Our domestic metalcasting product line continued its strong performance and the outlook for the remainder of 2012 remains positive. Demand for this segment's drilling fluids and several specialty products is expected to remain steady as well. Despite slower growth from China, our Minerals and Materials operations in Asia increased sales and operating profit in Q1 on strong performance from metalcasting product lines in Thailand and South Korea. Sales and operating profit generated in our European Minerals and Materials markets remained fairly steady, despite the difficult economic environment in Europe. Our worldwide chromite operations generated steady sales and an operating profit for the quarter despite plant down time incurred to make required equipment upgrades. We continue to start-up and commission new equipment for our chromite processing plant, and we expect this process to be largely completed in Q2 2012," continued McKendrick.

"Our Environmental segment's sales for the quarter were slightly ahead of 2011, but gross margin dropped, primarily as a result of low margins on contracting projects in Europe that are in the final stages of completion. We are in the process of reducing our participation in the contracting business in Europe. Sales of lining technologies products were impacted by lower demand for landfill liner systems both in the US and in Europe. As the pricing environment in this market remains competitive, we continue to address our cost structure and introduce new technologies to improve financial results. The slower sales of lining technology products was offset by increased sales of building materials products, and specialty products for the foundation drilling and directional drilling markets. Our building materials product sales increased significantly vs. the prior year as we continued to promote new products for a broader range of applications while offering enhanced, on-site project support capabilities," McKendrick added.

McKendrick continued, "Our Oilfield Services segment experienced a 23.7% increase in sales revenue vs. Q1 2011, with gross margin remaining relatively steady. Coiled tubing services and filtration services were the primary sales growth drivers in the North American market. The steady increase in activity in oil rich basins continued in the first quarter, with a 12% increase in the US oil related rig count largely offsetting the 17% decline in natural gas related rig count. We are well positioned to service customers operating in the oil-rich basins, including the Eagle Ford and Permian. We expect to see increasing pricing pressure due to excess service equipment availability in certain basins, but the impact has been minimal so far. Activity is slowly increasing in the deep water market where we expect demand for our filtration services to improve. In Brazil, sales and operating profits improved significantly vs. prior year Q1 as demand for filtration services provided to customers operating in deep water continues to increase. All of our other international markets -- Malaysia, Nigeria, North Sea, and Australia -- contributed to the growth in revenue and operating profit for the quarter."

"In summary, the global demand for many of the diverse products and services within AMCOL's portfolio remains largely positive. We expect to continue broadening our technology portfolio and further develop our existing global footprint to bring value to our customers," he concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the quarterly segment results schedules included in this press release. The following comments relate to our results for the current quarter as compared to the same quarter in the prior year, unless otherwise noted.

Net sales: Net sales increased $18.0 million or 8.3%.

Minerals & Materials: Selling price increases accounted for an overwhelming majority of the growth in revenues. The price increases occurred especially in our metalcasting products and drilling fluid products, which lie within our basic minerals product line.

Environmental: Revenues increased slightly overall as increases in our drilling and building materials product lines were nearly offset by decreases in our lining technology and contracting services product lines. Building materials product line sales increased due to increased demand for newly introduced products. Our drilling product line sales have also increased. Demand for lining technology products and systems has decreased in the US and Europe while competition remains strong.

Oilfield Services: Our international operations generated 62% of the increase in this segment's sales due to growth in demand and new contracts with customers. Domestic sales increased, largely in our coil tubing and filtration service lines, due to an increase in overall demand and increased service capacity given capital equipment we purchased late in 2011.

Transportation: Revenues decreased due to lower shipment volumes. Driver availability has decreased given competition for their services in other markets, including the oil and gas shale regions near the Dakotas.

Gross profit: Gross profit increased $7.4 million, or 12.8% which exceeds the rate sales increased. Gross margin also increased, by 110 basis points to 27.6%.

Minerals & Materials: Increased selling prices partially offset by increased costs comprise approximately 78.3% of the increase in gross profit. We have been able to increase selling prices worldwide, but mostly in our metalcasting and drilling additive product lines. We've experienced cost increases in these areas as well but have also enjoyed decreased production costs in our chromite operations as volumes have increased.

Environmental: Low production volumes and low margins on contracting services jobs in Europe led to the decrease in gross profits and gross profit margins. Increased sales of lower margin, accessory products also contributed to the decreases.

Oilfield Services: Gross profits increased in line with sales and margins remained relatively stable overall. However, our gross profit margins in our domestic operations decreased whereas our international operations increased. Domestically, our coil tubing services experienced increased costs associated with commissioning new equipment. Sales in our international operations benefitted from more profitable water treatment revenues.

Selling, general and administrative expenses (SG&A): SG&A expenses increased by $4.5 million or 11.5%. The increase includes the aforementioned $1.3 million of bad debt expense within our Oilfield Services segment as well as $0.7 million of impairments related to corporate information technology assets.

Other, net: Other, net includes an expense of $1.8 million to provide for estimated losses on certain non-operating assets; the expense accounts for the significant fluctuation in Other, net as compared to the prior year's quarter.

Income tax expense: Our income tax expense and effective tax rate decreased in the quarter due to differences in discrete items recorded between the two quarters. Our effective tax rate decreased in the quarter and includes $0.5 million of benefits related to non-recurring, discrete items; excluding these benefits, the effective tax rate would have been 28.1%.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

The paragraphs in this section discuss our comparison of our balance sheet as of March 31, 2012 to that as of December 31, 2011. We also make comparisons between cash flows for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011.

Cash flow generated from operating activities increased largely due to improved performance of non-cash working capital. We also paid down $10.0 million of long-term debt during the period. Long-term debt as a percentage of total capitalization decreased 220 basis points to 37.2%.

Capital expenditures were $16.6 million as compared to $10.4 million in the prior year period. Expenditures associated with our start-up chromite operations were $4.1 million and $0.7 million in 2012 and 2011, respectively. In the current quarter, the majority of our capital spending occurred in our Oilfield Services and Minerals and Materials segments.

Dividends for 2012 remained constant at $0.18 per share.

This release should be read in conjunction with the attached unaudited, condensed, consolidated financial statements. It contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, develops and markets a wide range of mineral and technology based products and services for use in various industrial, environmental and consumer applications. AMCOL is the parent company of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's quarterly quarter conference call will be available live today at 11 a.m. ET on the AMCOL website via webcast or by dialing 800-355-4959.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,
	2012	2011

Continuing Operations
Net sales	$235.8	$217.8
Cost of sales	170.7	160.1
Gross profit	65.1	57.7
Selling, general, and administrative expenses	43.6	39.1
Operating profit	21.5	18.6
Other income (expense):
Interest expense, net	(2.7)	(2.7)
Other, net	(2.1)	(0.4)
	(4.8)	(3.1)
Income before income taxes and income (loss) from affiliates and joint ventures	16.7	15.5
Income tax expense	4.2	4.3
Income before income (loss) from affiliates and joint ventures	12.5	11.2

Income (loss) from affiliates and joint ventures	1.2	1.1

Net income (loss) from continuing operations	13.7	12.3

Discontinued Operations
Income (loss) on discontinued operations	(0.2)	(0.1)
Net income (loss)	13.5	12.2

Net income (loss) attributable to noncontrolling interests	0.1	-

Net income (loss) attributable to AMCOL shareholders	$13.4	$12.2

Weighted average common shares outstanding	32.0	31.5

Weighted average common and common equivalent shares outstanding	32.3	32.0

Earnings per share attributable to AMCOL shareholders

Basic earnings (loss) per share:
Continuing operations	$0.43	$0.39
Discontinued operations	(0.01)	-
Net income	$0.42	$0.39

Diluted earnings (loss) per share:
Continuing operations	$0.43	$0.38
Discontinued operations	(0.01)	-
Net income	$0.42	$0.38

Dividends declared per share	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2012	2011
ASSETS	(unaudited)	*
Current assets:
Cash and equivalents	$16.9	$23.7
Accounts receivable, net	204.0	206.8
Inventories	150.6	146.6
Prepaid expenses	17.2	15.7
Deferred income taxes	6.2	5.9
Income tax receivable	5.7	6.9
Other	4.6	6.7
Total current assets	405.2	412.3

Noncurrent assets:
Property, plant, equipment, mineral rights and reserves:
Land	14.3	13.9
Mineral rights	43.8	41.9
Depreciable assets	500.2	482.3
	558.3	538.1
Less: accumulated depreciation and depletion	285.1	275.5
	273.2	262.6

Goodwill	70.2	69.5
Intangible assets, net	36.9	36.6
Investments in and advances to affiliates and joint ventures	27.1	26.4
Available-for-sale securities	2.9	3.8
Deferred income taxes	8.6	7.8
Other assets	26.0	23.7
Total noncurrent assets	444.9	430.4
Total Assets	$850.1	$842.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$47.7	$56.4
Accrued income taxes	6.3	2.7
Accrued liabilities	56.9	59.0
Total current liabilities	110.9	118.1

Noncurrent liabilities:
Long-term debt	250.7	260.7
Pension liabilities	34.6	34.8
Deferred compensation	9.5	8.9
Other long-term liabilities	21.0	20.0
Total noncurrent liabilities	315.8	324.4

Shareholders' Equity:
Common stock	0.3	0.3
Additional paid in capital	97.8	94.5
Retained earnings	327.2	319.5
Accumulated other comprehensive income	(4.7)	(14.9)
Less: Treasury stock	(1.7)	(3.4)
Total AMCOL shareholders' equity	418.9	396.0

Noncontrolling interest	4.5	4.2
Total equity	423.4	400.2

Total Liabilities and Shareholders' Equity	$850.1	$842.7

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In millions)

	Three Months Ended
	March 31,
	2012	2011
Cash flow from operating activities:
Net income	$13.5	$12.2
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	10.6	9.4
Other non-cash charges	4.0	1.9
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	2.8	(18.3)
Decrease (increase) in noncurrent assets	(2.0)	(0.7)
Increase (decrease) in current liabilities	(9.4)	5.2
Increase (decrease) in noncurrent liabilities	1.1	0.6
Net cash provided by (used in) operating activities	20.6	10.3

Cash flow from investing activities:
Capital expenditures	(16.6)	(10.4)
Proceeds from sale of joint ventures	0.6	-
Other	0.7	0.1
Net cash (used in) investing activities	(15.3)	(10.3)
Cash flow from financing activities:
Net change in outstanding debt	(10.1)	(3.6)
Proceeds from exercise of stock awards	3.6	2.8
Dividends	(5.7)	(5.7)
Excess tax benefits from stock-based compensation	0.1	0.2
Net cash provided by (used in) financing activities	(12.1)	(6.3)
Effect of foreign currency rate changes on cash	-	0.2
Net increase (decrease) in cash and cash equivalents	(6.8)	(6.1)
Cash and cash equivalents at beginning of period	23.7	27.3
Cash and cash equivalents at end of period	$16.9	$21.2

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Three Months Ended March 31,
Minerals and Materials	2012		2011		2012 vs. 2011
	(Dollars in Millions)

Net sales	$125.5	100.0%	$116.9	100.0%	$8.6	7.4%
Cost of sales	91.9	73.2%	88.4	75.6%	3.5	4.0%
Gross profit	33.6	26.8%	28.5	24.4%	5.1	17.9%
Selling, general and
administrative expenses	12.0	9.6%	12.3	10.5%	(0.3)	-2.4%
Operating profit	21.6	17.2%	16.2	13.9%	5.4	33.3%

	Three Months Ended March 31,
Environmental	2012		2011		2012 vs. 2011
	(Dollars in Millions)

Net sales	$51.1	100.0%	$50.7	100.0%	$0.4	0.8%
Cost of sales	36.2	70.8%	35.1	69.2%	1.1	3.1%
Gross profit	14.9	29.2%	15.6	30.8%	(0.7)	-4.5%
Selling, general and
administrative expenses	14.0	27.4%	13.3	26.2%	0.7	5.3%
Operating profit	0.9	1.8%	2.3	4.6%	(1.4)	-60.9%

	Three Months Ended March 31,
Oilfield Services	2012		2011		2012 vs. 2011
	(Dollars in Millions)

Net sales	$55.3	100.0%	$44.7	100.0%	$10.6	23.7%
Cost of sales	39.9	72.2%	32.0	71.6%	7.9	24.7%
Gross profit	15.4	27.8%	12.7	28.4%	2.7	21.3%
Selling, general and
administrative expenses	10.6	19.2%	7.8	17.4%	2.8	35.9%
Operating profit	4.8	8.6%	4.9	11.0%	(0.1)	-2.0%

	Three Months Ended March 31,
Transportation	2012		2011		2012 vs. 2011
	(Dollars in Millions)

Net sales	$11.1	100.0%	$12.7	100.0%	$(1.6)	-12.6%
Cost of sales	9.9	89.2%	11.3	89.0%	(1.4)	-12.4%
Gross profit	1.2	10.8%	1.4	11.0%	(0.2)	-14.3%
Selling, general and
administrative expenses	1.0	9.0%	0.9	7.1%	0.1	11.1%
Operating profit	0.2	1.8%	0.5	3.9%	(0.3)	-60.0%

	Three Months Ended March 31,
Corporate	2012	2011	2012 vs. 2011
	(Dollars in Millions)

Intersegment sales	$(7.2)	$(7.2)	$-
Intersegment cost of sales	(7.2)	(6.7)	(0.5)
Gross profit (loss)	-	(0.5)	0.5
Selling, general and
administrative expenses	6.0	4.8	1.2	25.0%
Operating loss	(6.0)	(5.3)	(0.7)	13.2%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

Composition of Sales by Geographic Region	Three Months Ended March 31, 2012
	Americas	EMEA	Asia Pacific	Total

Minerals and materials	32.8%	8.8%	11.0%	52.6%
Environmental	11.8%	7.9%	1.8%	21.5%
Oilfield services	20.2%	1.1%	2.1%	23.4%
Transportation	2.5%	0.0%	0.0%	2.5%
Total - current year's period	67.3%	17.8%	14.9%	100.0%
Total from prior year's comparable period	64.2%	22.5%	13.3%	100.0%

	Three Months Ended March 31, 2012
	vs.
Percentage of Revenue Growth by Component	Three Months Ended March 31, 2011
	Organic	Acquisitions	Foreign Exchange	Total

Minerals and materials	4.2%	0.0%	-0.3%	3.9%
Environmental	0.8%	0.0%	-0.6%	0.2%
Oilfield services	4.9%	0.0%	0.0%	4.9%
Transportation	-0.7%	0.0%	0.0%	-0.7%
Total	9.2%	0.0%	-0.9%	8.3%
% of growth	111.0%	0.0%	-11.0%	100.0%

Minerals and Materials Product Line Sales	Three Months Ended March 31,
	2012	2011	% change
	(Dollars in Millions)

Metalcasting	$62.9	$55.3	13.7%
Specialty materials	26.8	27.4	-2.2%
Pet products	14.4	15.1	-4.6%
Basic minerals	19.5	16.4	18.9%
Other product lines	1.9	2.7	-29.6%
Total	125.5	116.9	7.4%

	Three Months Ended March 31,
Environmental Product Line Sales	2012	2011	% change
	(Dollars in Millions)

Lining technologies	$19.3	$21.1	-8.5%
Building materials	18.8	17.1	9.9%
Contracting services	4.4	6.6	-33.3%
Drilling products	8.6	5.9	45.8%
Total	51.1	50.7	0.8%